FIRST AMENDMENT TO THE
RUBY TUESDAY, INC.
2015 EXECUTIVE INCENTIVE COMPENSATION PLAN

THIS FIRST AMENDMENT is made as of this 7th day of October, 2015, by Ruby Tuesday, Inc., a corporation organized and existing under the laws of the State of Georgia (hereinafter called the “Company”).

WHEREAS, the Company maintains the Ruby Tuesday, Inc. 2015 Executive Incentive Compensation Plan (the “Plan”), as approved by the Company’s shareholders at the 2015 Annual Meeting;

WHEREAS, the Company wishes to amend to the Plan to permit the Company to require that Plan participants be employed with the Company at the time the Committee certifies that the applicable Performance Measures were in fact satisfied in order to receive payment under the Plan;

WHEREAS, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

NOW, THEREFORE, the Company does hereby amend the Plan, effective as of the date indicated above, as follows:

By deleting Section 5.4(a) in its entirety and by substituting therefor the following:

(a)           As soon as practicable after the expiration of each Performance Period, but not later than two and one-half (2½) months thereafter, subject to the provisions of Section 2.2, each eligible Participant shall be entitled to receive payment of his or her Incentive Award, as determined in accordance with the terms of the Incentive Award and this Article V. For purposes of this Section 5.4(a), an “eligible” Participant shall include each Participant who has remained in the employ of the Company until the Certification Date and, at the discretion of the Committee, any Participant whose Incentive Award provides for a pro rata payment in the event the Participant ceases to be employed by the Company prior to the Certification Date.  Whether an Incentive Award provides for a pro rata payment in the event of any cessation of employment prior to the Certification Date shall be determined by the Committee in its sole discretion at the time the terms of an Incentive Award are established in accordance with Section 5.1. Any Incentive Award that provides for a pro rata payment in accordance with this Subsection (a) shall be prorated based on the number of days elapsed during such Performance Period prior to the date of the Participant’s cessation of employment divided by the total number of days in such Performance Period. Payment of Incentive Awards shall be made in a lump sum as soon as practicable after the last day of the Performance Period, but not prior to the Committee’s certification as to the level of the achievement of the Performance Measure(s), as contemplated by Section 5.4(c) (the date of such certification being the “Certification Date”). Incentive Awards shall be paid in cash unless the Committee determines that all or a portion of the Incentive Award shall be made in shares of the Company’s common stock; provided, however, that any portion of an Incentive Award paid in shares of the Company’s common stock shall be funded under the Ruby Tuesday, Inc. Stock Incentive Plan or Ruby Tuesday, Inc. 1996 Stock Incentive Plan (or any successor plans), subject to any additional limitations therein, if any.

This amendment to Section 5.4(a) shall be effective as of the date first set forth above.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of the day and year first above written.

                                    RUBY TUESDAY, INC.

By:           /s/ James J. Buettgen
Name:      James J. Buettgen
Title:        Chairman, President & Chief Executive Officer

Attest:     /s/ Rhonda Parish
Name:      Rhonda Parish
Title:        Chief Legal Officer & Secretary

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